Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 10, 2019, with respect to the consolidated statements of financial position of Itamar Medical Ltd. as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements"), included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KMPG International

Tel Aviv, Israel

January 30, 2020